UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TELEFLEX INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, MAY 1, 2020

On March 27, 2020, Teleflex Incorporated (“Teleflex”) filed a definitive proxy statement with the Securities and Exchange Commission regarding its Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 1, 2020 at 11:00 a.m., local time. On April 17, 2020, Teleflex issued a press release announcing that the Annual Meeting will be conducted exclusively online by remote communication and providing information as to how stockholders can attend and participate in the Annual Meeting. The press release is being filed herewith as definitive additional soliciting material.

THE PRESS RELEASE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Contact:	Jake Elguicze Treasurer and Vice President of Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	April 17, 2020

TELEFLEX ANNOUNCES 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD IN VIRTUAL-ONLY FORMAT

Wayne, PA – Teleflex Incorporated (NYSE: TFX) today announced that its 2020 annual meeting of stockholders (the “Annual Meeting”) will be conducted exclusively online by remote communication due to public health concerns regarding COVID-19 and government-recommended and required limits on gatherings and events, and to support the health and well-being of our stockholders, employees, directors and other participants.

The meeting will be held at the previously announced date and time of May 1, 2020 at 11:00 a.m., Eastern Time. Stockholders will not be able to attend the Annual Meeting in person, however stockholders attending the Annual Meeting virtually can vote their shares during the Annual Meeting by following the instructions below.

The proxy card previously distributed will not be updated to reflect the virtual-only meeting format and may continue to be used to vote your shares in connection with the Annual Meeting. Whether or not stockholders plan to attend the Annual Meeting, the Company encourages stockholders to vote on the proposals prior to the Annual Meeting using the instructions provided in the proxy materials previously distributed.

Attending the Annual Meeting

Stockholders at the close of business on the record date (March 2, 2020) are entitled to participate in the Annual Meeting, including to vote their shares and ask questions. The meeting can be accessed via the internet at www.virtualshareholdermeeting.com/TFX2020. To be admitted to the virtual meeting, stockholders must enter the control number found on their proxy card or instructions accompanying their proxy materials. Stockholders who hold Teleflex shares through a brokerage, bank or other institutional account with questions on how to obtain a control number to participate in the Annual Meeting should contact the financial institution where their shares are held. Attendance at the virtual Annual Meeting will be limited to our stockholders, and guests will not be able to attend the meeting.

Online access to the live audio webcast will open at 10:45 a.m., Eastern Time, on May 1, 2020, to allow time for stockholders to log in and test their device’s audio system. We encourage stockholders to access the meeting in advance of the start time.

Questions and Information Accessibility

Stockholders as of the record date who attend and participate in the Annual Meeting using their control number (as described above) will have an opportunity to submit questions during the meeting that are pertinent to the matters to be voted on at the Annual Meeting. Instructions for submitting questions during the meeting will be provided on the Annual Meeting website. A list of stockholders of record as of the record date will be available during the Annual Meeting for inspection by shareholders for any purpose germane to the Annual Meeting. In addition, the list of stockholders of record as of the record date will be made available, through electronic means, for inspection by stockholders for any purpose germane to the Annual Meeting during the ten days preceding the Annual Meeting. To access the electronic stockholder list during this time, stockholders should submit their request, and proof of ownership, through the Investors page of our website, www.teleflex.com.

Technical Support

Any stockholder who encounters difficulties in accessing the Annual Meeting during the log in or meeting time should call the support team at the numbers provided on the Annual Meeting website.

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular access, interventional cardiology and radiology, anesthesia, emergency medicine, surgical, urology and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch®, UroLift®, and Weck® - trusted brands united by a common sense of purpose.